(Exhibit 10.17)

LOAN AGREEMENT

By and Between

FIRST ALBANY COMPANIES INC.

And

KEYBANK NATIONAL ASSOCIATION

Dated as of February 18, 2004

#

LOAN AGREEMENT

RE: $20,000,000.00 TERM LOAN

THIS LOAN AGREEMENT made the 18th day of February, 2004 by and between FIRST ALBANY COMPANIES INC., a New York corporation, with its principal office and place of business as of the date hereof at 30 South Pearl Street, Albany, New York 12207 (the "Borrower"), and KEYBANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, with an office for the transaction of business as of the date hereof at 66 South Pearl Street, Albany, New York, 12207 (the "Bank").

W I T N E S S E T H:

WHEREAS, the Borrower has applied to the Bank for a $20,000,000.00 term loan (the "Term Loan"), and

WHEREAS, the Bank upon the terms and conditions hereinafter set forth has agreed to make the Term Loan to the Borrower.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration exchanged between the parties hereto, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms.  As used in this Loan Agreement, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Acquisition” means the Borrower’s purchase of all of the issued and outstanding shares of stock of/ownership interest in DesCap and the consummation of all transactions and events contemplated or required by the Definitive Agreement.

“Acquisition Cash Payment” means the “Cash Payment” as such term is defined in section 1.2(i) of the Definitive Agreement

 “Acquisition Date” means the date upon which the Acquisition shall have been consummated in all respects, not to be later than June 30, 2004.

"Additional Costs" has the meaning set forth in Section 2.08 hereof.

“Adjusted Prime Rate” – means a rate per annum equal to the greater of (a) the Prime Rate and (b) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation, and no Consolidated Subsidiary of the Borrower shall be deemed to be an Affiliate of the Borrower (or of any of its Subsidiaries).

“Amortization Period” means the seven (7) year period commencing on the Closing Date and terminating on the seventh anniversary thereof.

“Applicable Governmental Authority” means any Governmental Authority having jurisdiction over all or any aspect of Acquisition and/or the execution, delivery, performance and/or consummation of the Definitive Agreement.

"Bank" means KeyBank National Association, a national banking association, its successors and/or assigns.

"Board" means the Board of Governors of the Federal Reserve System.

"Borrower" means First Albany Companies Inc., a New York business corporation, its successors and/or assigns.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York and, if the Interest Rate relates to a LIBOR Rate, any day on which dealings in dollar deposits are also carried on in the London interbank market.

“Cash Dividends” means any cash payments to shareholders.

"Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

"Chief Financial Officer of the Borrower" means the Borrower's Chief Financial Officer.

“Closing Date” means the date on which the Term Loan is made, not to be later than June 30, 2004.

"Consolidate" or "Consolidated" means the consolidation of accounts of the Borrower and its Material Subsidiaries in accordance with GAAP.

"Debt" means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

"Default" means any of the events specified in Section 6.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Default Interest Rate" means the rate of interest, as specified in Section 2.03 hereof, payable on overdue principal of the Term Loan.

“Definitive Agreement” means that agreement (i) entered into among the Borrower and all of the shareholders of DesCap, (ii) pursuant to which the Borrower is purchasing all of the issued and outstanding shares of capital stock of DesCap, (iii) substantially in the form of agreement attached hereto as Schedule “D-1”, (iv) containing no modification, alteration or amendment to the form of agreement attached hereto as Schedule “____” that will have a Material Adverse Effect, and (v) including the Disclosure Schedules as referenced in the form of agreement attached hereto as Schedule “D-1” and all schedules, exhibits or annexes thereto or referenced therein, so long as no disclosure set forth or information contained in such schedule(s), including but not limited to the Disclosure Schedules, exhibits or annexes thereto or referenced therein will have a Material Adverse Effect.

“DesCap” means DesCap Securities, Inc. a New York business corporation, its successors and assigns.

"Dollars" and the sign "$" mean lawful money of the United States of America.

“Employment Contracts” means (i) the employment contracts entered into by the Borrower, DesCap or a Material Subsidiary with Robert Fine, John T. Macklin and Robert Tirschwell, the principals of DesCap, (ii) each substantially in the form of agreement attached hereto as Schedule “D-2” and (iii) each containing no modification, alteration or amendment to the form of agreement attached hereto as Schedule “D-2” that will have a Material Adverse Effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

"ERISA Affiliate" means any trade or business (whether or not incorporated), to include DesCap, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

"Event of Default" means any of the events specified in Section 6.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Execution Date” means the first date that each of the Borrower and the Bank shall become signatories to this Loan Agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

"Financial Contracts" means option contracts, options on futures contracts, futures contracts, forward foreign currency exchange contracts, options on foreign currencies, repurchase agreements, reverse repurchase agreements, securities lending agreements, short sale agreements, when-issued securities, swaps and any other similar arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Financial Covenants” means the financial covenants set forth in Section 5.04 hereof.

"Fiscal Year" means the fiscal year the Borrower uses for filing tax returns, which Fiscal Year as of the date hereof ends on December 31.

“Funded Indebtedness” means, as to any Person (i) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, (ii) all Indebtedness of such Person subordinated in right of payment to the Term Loan or Indebtedness in respect thereof and (iii) in the case of the Borrower, Indebtedness in respect of the Term Loan.

“Funding Office” means the office of the Bank specified in section 2.05 or such other office as may be specified from time to time by the Bank as its funding office in accordance with section 2.05.

"GAAP" means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"Indebtedness" means, for any Person, all indebtedness or other obligations of such Person for borrowed money.

“Interest Expense” means all interest paid related to a Debt excluding interest paid on Short Term Line Financing.

"Interest Period" means the period commencing on the Closing Date, or on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the first calendar month thereafter, provided, that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing, each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“Interest Rate” means the rate of interest set forth in Section 2.03 hereof.

"Lease Expense" means, for any period, for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP) the aggregate amount of fixed and contingent rentals (including (i) rental escalations arising from real estate tax increases, (ii) pass through by a lessor of its increased operating expenses as increased rent and (iii) increased  cost of utilities provided to or utilized at a given real property lease site for that lease site) payable with respect to operating leases of real and personal property (other than obligations under any Capital Lease).

“LIBOR Rate” means the rate for deposits in Dollars for a period of one (1) month which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day that is two (2) Business Days prior to the commencement of the Interest Period relating thereto.  If such rate does not appear on the Telerate Page 3750 the rate for each reset day shall be the London interbank market offered rate for one (1) month as published in the “Money Rates Column” in the Wall Street Journal on the Business Day prior to the commencement of the Interest Period relating thereto.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan Agreement" means this loan agreement, as amended, supplemented, or modified from time to time.

"Loan Document(s)" means this Loan Agreement, the Note, and all other instruments, documents, agreements, certifications,  and/or certificates at any time given to or held by the Bank in connection with the Term Loan.

“Long Term Debt” means, at any time, all Indebtedness with a remaining maturity in excess of twelve (12) months.

“Material Adverse Effect” means (i) with respect to the Borrower and its Subsidiaries, any material adverse effect (after giving effect to the acquisition by the Borrower of all of the capital stock of DesCap) on the business, operations, condition (financial or otherwise), assets or prospects of the Borrower and its Subsidiaries taken as a whole, or (ii) any fact or circumstance as to which singly or in the aggregate Borrower has reason to believe there is a reasonable possibility of (a) a material adverse change described in clause (i) or (b) above the inability of the Borrower to perform in any material respect its obligations hereunder and under the other Loan Documents, or (iii) a material adverse effect on the validity or enforceability of the Loan Documents.

“Material Indebtedness” means Indebtedness owing by the Borrower or any Subsidiary of the Borrower (without duplication) to Persons other than the Bank if the outstanding amount of such Indebtedness, including currently due and payable interest, premiums and other charges, is at least $1,000,000.00.

“Material Subsidiary” means, at any time, a Subsidiary of the Borrower having (i) at least 10% of the total Consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower), or (ii) at least 10% of the Consolidated revenues of the Borrower and its Subsidiaries for the Fiscal Year of the Borrower then most recently ended.  It is understood and agreed that DesCap shall be considered a Material Subsidiary.

"Maturity Date" means the seventh anniversary of the Closing Date, or such earlier date the Bank exercises its right to accelerate the Term Loan as provided herein and in the other Loan Documents, that being the date on which the Term Loan matures and all unpaid principal, accrued and unpaid interest and all other charges due under the Loan Documents will be paid in full.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

"Note" means the promissory note in the principal amount of $20,000,000.00 evidencing the Term Loan, as amended, supplemented or modified from time to time.

"Obligations" means all of the obligations of the Borrower and its Subsidiaries  under this Loan Agreement, the Note, and the other Loan Documents, whether for principal, interest, fees, costs, expenses, taxes, or otherwise and any and all other obligations of the Borrower and its Subsidiaries to the Bank of any nature whatsoever, whether now existing or hereafter arising.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means any of the following:

(a)

Liens existing on the date hereof and heretofore disclosed to the Bank;

(b)

Liens securing obligations under Financial Contracts;

(c)

Liens for taxes, assessments and governmental charges or levies which are not yet due or payable without penalty or of which the amount, applicability or validity is being contested by the Person whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(d)

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested or defended in good faith by appropriate proceedings, or which are suspended or released by the filing of lien bonds, or deposits to obtain the release of such Liens;

(e)

Pledges, deposits and other Liens made in the ordinary course of business to secure obligations under worker’s compensation laws, unemployment insurance, social security legislation or similar legislation or to secure public or statutory obligations;

(f)

Liens to secure the performance of bids, tenders, contracts, leases or statutory obligations, or to secure surety, stay or appeal or other similar types of deposits, Liens or pledges;

(g)

Attachment or judgment Liens to the extent such Liens are being contested in good faith and by proper proceedings, as to which adequate reserves are being maintained or a bond has been posted;

(h)

Easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(i)

Liens arising in connection with operating leases incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(j)

Liens on assets acquired by the Borrower or any Subsidiary thereof, or on the assets of a Person that is acquired by the Borrower or any Subsidiary thereof, if such Liens existed at the time of such acquisition and were not created in contemplation of such acquisition; and

(k)

Liens on any property of any Subsidiary of the Borrower (a “Debtor Subsidiary”) in favor of the Borrower and/or any Subsidiary of the Borrower (a “Creditor Subsidiary”) to secure Indebtedness owing by a Debtor Subsidiary to the Borrower and/or a Creditor Subsidiary.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

"Plan" means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

“Prime Rate” means that interest rate established from time to time by the Bank as the Bank’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

"Regulation D" means Regulation D of the Board as amended or supplemented from time to time.

"Reportable Event" means any of the events set forth in Section 4043(b) of Title [1] of ERISA.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Short Term Line Financing” means those demand lines of credit utilized by the Borrower in the normal course of business and limited to financing securities eligible for collateralization, including Borrower-owned securities and certain customer-owned securities, purchased on margin, subject to certain regulatory formulas.

"Special Deposits" means special reserve bank accounts maintained for the benefit of customers pursuant to Rule 15c3-3 of the Securities Exchange Act of 1934, and described in the financial statements of the Borrower as cash and securities segregated for regulatory purposes.

"Subsidiary" means, as to the Borrower,  a corporation, to include a limited liability company, of which shares of stock or membership rights having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more Subsidiaries, or both, by the Borrower.

"Swap" means, with respect to any Person, any payment obligation with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

"Term Loan" means that certain term loan in the principal amount of $20,000,000.00 being made to the Borrower by the Bank pursuant to the provisions of Article II hereof.

SECTION 1.02.  Accounting Terms.  All accounting terms used in this Loan Agreement that are not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNT AND TERMS OF TERM LOAN

SECTION 2.01.  Term Loan.  The Bank hereby agrees, on the terms and conditions set forth in this Loan Agreement, in a single borrowing (which shall occur on a Business Day) occurring on the Acquisition Date, to make the Term Loan to the Borrower in the principal amount of $20,000,000.00, the proceeds of which are to be used for the purposes set forth herein, including Section 2.06 hereof.  No amounts paid or prepaid with respect to the Term Loan may be reborrowed.    The Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 10:00 A.M. (local time at the Funding Office), three Business Days prior to the anticipated Closing Date) requesting that the Bank make the Term Loan on the Closing Date.  Subject to the terms and provision hereof, not later than 12:00 Noon (local time at the Funding Office), on the Closing Date the Bank shall transfer funds in a combined amount equal to the Term Loan to such account(s) as the Borrower shall request as necessary to (i) provide all of the Shareholders of DesCap with and complete the Acquisition Cash Payment and (ii) comply with the terms of Section 2.06f .

SECTION 2.02. Note. The Term Loan will be evidenced by a note in the principal amount of $20,000,000.00 in form of the note attached hereto as Exhibit “A” and made a part hereof (the “Note”), which Note shall be completed, executed and delivered to the Bank contemporaneously with the Borrower’s delivery of the irrevocable notice to the Bank pursuant to section 2.01, hereof.  The Note shall be held in escrow by the Bank until and shall be deemed delivered to the Bank concurrently with the Bank’s provision of the Term Loan pursuant to section 2.01.  The terms and provisions of the Note are incorporated herein by reference and made a part hereof.  The Note provides that interest only at the Interest Rate on the outstanding principal balance shall be paid monthly on the last day of each Interest Period to and including the last day of the sixth Interest Period, and that thereafter the Borrower shall pay to the Bank on the last day of each Interest Period to and including the Maturity Date consecutive monthly payments of principal and accrued interest in an amount sufficient to fully amortize the then outstanding principal balance over the number of months then remaining in the Amortization Period at the Interest Rate then in effect.  The Amortization Period has no effect on the Maturity Date, and on the Maturity Date the entire principal balance and all accrued interest and all other charges shall become due and payable in full.

SECTION 2.03  Interest Rate.   The Borrower shall pay interest to the Bank on the outstanding unpaid principal amount of the Term Loan at a variable rate equal to the LIBOR Rate for the applicable Interest Period plus 240 basis points calculated on a 360 day basis for the actual number of days elapsed.  Interest shall continue to accrue until payment is received.

The Interest Rate shall be set monthly as provided in Section 1(d) of the Note to reflect changes in the one (1) month LIBOR Rate.

Any principal amount not paid when due (whether at maturity, by acceleration, on demand or otherwise) shall bear interest thereafter until paid in full, at a rate per annum (the "Default Interest Rate") equal to the Interest Rate plus two percent (2%) per annum.

The Bank will make a good faith effort to promptly notify the Borrower of each change in the LIBOR Rate, but the Bank’s failure to do such shall not alter or affect Borrower’s obligation to make payments when due and otherwise comply with the terms and conditions of this Agreement and the other Loan Documents and the Bank shall incur no liability as a result of its failure to provide such notice or the timing thereof.

The Bank acknowledges that the Borrower shall have the option to obtain a fixed rate of interest on the outstanding unpaid principal amount of the Term Loan by entering into a swap agreement with the Bank.

SECTION 2.04  Prepayments.  The Borrower may, upon at least five (5) Business Days' notice to the Bank, prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid without penalty or premium (but subject to payment of break-funding costs, if any, of the Bank in the case of a prepayment on a day other than the last day of an Interest Period), provided, that each partial prepayment shall be in a principal amount of not less than Fifty Thousand Dollars ($50,000.00) and the Borrower pays to the Bank any and all other fees and charges then due hereunder and under the other Loan Documents in connection with such prepayment.  All partial prepayments shall be applied to principal in the inverse order of maturity.  Without limiting the foregoing, if the Note is prepaid on any day other than the last day of an Interest Period applicable thereto, the Borrower shall also pay to the Bank any loss or expense that the Bank may sustain or incur as a consequence of (i) a default by the Borrower in making any prepayment of the Note after the Borrower has given a notice thereof to the Bank in accordance with the provision of this Agreement or (ii) the making of any prepayment (irrespective of the timing of any notice) on a day that is not the last day of an Interest Period with respect thereto.  Any such loss and/or expense shall include any amount equal to the excess, if any, of (a) the amount of interest that would have accrued on the amount so prepaid for a period from the date of such prepayment to the last day of such Interest Period at the applicable rate of interest for such Note, excluding the 240 basis point margin provided in Section 2.03, over (b) the amount of interest (as reasonably determined by the Bank) that would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  A statement as to any amount payable pursuant to this Section 2.04 submitted to the Borrower by the Bank shall be conclusive in the absence of manifest error.  This provision shall survive the payment in full of the Note.

SECTION 2.05. Method of Payment.   Payments due under this Loan Agreement, the Note and all other Loan Documents are payable at 66 South Pearl Street, Albany, New York 12207, or at such other place as the Bank shall notify the Borrower of in writing.  The Bank reserves the right to require any payment to be wired, Federal funds or other immediately available funds, or be paid at a place other than the above address.

Whenever any payment to be made under this Loan Agreement or under the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

SECTION 2.06.  Use of Proceeds.  The Borrower will use the proceeds from the Term Loan to finance the Acquisition.  The Borrower will not, directly or indirectly, use any part of the Term Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

SECTION 2.07.  Illegality.  Notwithstanding any other provision in this Loan Agreement, if the adoption, after the date hereof, of any applicable law, rule, or regulation, or any change therein, or any change, after the date hereof, in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund the Term Loan then upon notice to the Borrower by the Bank the outstanding principal amount of the Term Loan, together with interest accrued thereon, and any other amounts payable to the Bank under this Loan Agreement shall be repaid immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment.

SECTION 2.08.  Increased Cost.  The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining the Term Loan hereunder, or any reduction in any amount receivable by the Bank under this Loan Agreement or the Note in respect of any such Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Loan Agreement in Federal, state, municipal, or foreign laws, rules or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any Federal, state, municipal, or foreign laws, rules or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to the Bank under this Loan Agreement or the Note in respect of the Term Loan (other than taxes imposed on or measured by the overall net income of the Bank for such Loan); or (2) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank; or (3) imposes any other condition affecting this Loan Agreement or the Note (or any of such extensions of credit or liabilities).  The Bank will notify the Borrower of any event occurring after the date of this Loan Agreement which will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; provided that (i) if the Bank fails to give such notice within 90 days after it obtains knowledge of such an event (or, in the exercise of ordinary due diligence, should have obtained knowledge thereof), the Bank shall be entitled to payment under this Section 2.08 only for costs incurred from and after the date 90 days prior to the date that the Bank does give such notice, and (ii) the Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank be otherwise disadvantageous to the Bank.

Determinations by the Bank for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining the Term Loan or on amounts receivable by it in respect of such Loan, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

If the Bank determines that it is entitled to Additional Costs and so notifies the Borrower, the Borrower shall have the right within twenty (20) Business Days of being so notified to prepay in full the Term Loan.

SECTION 2.09.  Commitment Fee.  As an inducement to the Bank entering into this Agreement, the Borrower shall pay to the Bank contemporaneously with the Borrower’s entry into this Agreement a non-refundable commitment fee in the amount of $150,000.00.

SECTION 2.10.  Alternative Rate Determination.  If the Bank determines (which determination shall be conclusive and binding upon the Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the outstanding principal balance of the Term Loan is not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to the Bank of maintaining a LIBOR Rate on such principal balance due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that the Interest Rate would be in excess of the maximum interest rate which the Borrower may by law pay, then, in any such event, the Bank shall so notify the Borrower and the outstanding principal balance of the Term Loan shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions Precedent to the Term Loan.  The agreement of the Bank to make the Term Loan shall be subject to the fulfillment and satisfaction, concurrently with the making of the Term Loan on the Acquisition Date or prior to the Acquisition Date, of each of the following conditions:

(a)  Note.  The Bank shall have received the Note duly executed and delivered by the Borrower.

(b)  Loan Agreement.   The Bank shall have received this Agreement, executed and delivered by the Borrower.

(c) Consummation of Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Bank:

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the Definitive Agreement, in satisfaction of the terms and provisions hereof, shall be executed and delivered by all parties thereto;

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subject only to delivery of the Acquisition Cash Payment, the Acquisition shall be consummated on the Closing Date for an aggregate purchase price, excluding the additional amounts payable or deliverable after the “Closing”, as defined in the Definitive Agreement, pursuant to section 1.5 of the Definitive Agreement, not to exceed $32,000,000.00, $25,000,000.00, being the Acquisition Cash Payment, which shall be payable in cash and $7,000,000.00, being the FAC Stock Payment, as defined in section 1.2(ii) of the Definitive Agreement;

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subject only to delivery of the Acquisition Cash Payment, the Borrower shall own and control all of the issued and outstanding shares of stock or other ownership interest in and to DesCap;

and the Bank shall be satisfied with all material aspects of the Acquisition, including, but not limited to, the capital and corporate structure of the Borrower, the sources and uses of proceeds utilized to consummate the Acquisition, the terms and provisions of the Definitive Agreement and the compliance therewith.

(d)  General Certificate. The Bank shall have received a general certificate for the Borrower dated as of the Closing Date signed by a Responsible Officer of the Borrower in which the Responsible Officer and Borrower shall represent and warrant for the benefit of the Bank as of the Closing Date, that or to, among other things (i) the names of all officers and directors of the Borrower and the officers of the Borrower which are duly authorized and empowered, on behalf of the Borrower, to execute and deliver this Loan Agreement and all other Loan Documents to be executed and delivered by the Borrower; (ii) the Borrower is duly incorporated, that all necessary corporate action to authorize the Borrower’s execution and delivery of this Loan Agreement and all other Loan Documents to which the Borrower is a party or by which it is bound has been taken and remains in full force and effect;  (iii) resolutions of the Borrower’s Board of Directors then in full force and effect authorizing all aspects of the Acquisition applicable to the Borrower and the execution, delivery and performance of each Loan Document to be executed by the Borrower and the transactions contemplated hereby and thereby; (iv) the Definitive Agreement is in full force and effect and has not been amended, supplemented or otherwise modified and subject only to the delivery of the Acquisition Cash Payment the Borrower shall own and control all of the issued and outstanding shares of stock or other ownership interest in DesCap, (v) all conditions in the Definitive Agreement, excluding the delivery of the Acquisition Cash Payment, have been satisfied without recourse to any provision permitting the waiver by the Borrower of any condition, obligation, covenant or other requirement, (vi) upon delivery of the Acquisition Cash Payment, the series of transactions comprising the Acquisition shall have been consummated in accordance with the terms of the Definitive Agreement and (vii) all approvals, consent or authorizations of or filing with any Governmental Authority specified in or contemplated by the Definitive Agreement have been obtained or completed and are set forth in full on an exhibit attached to the general certificate. The general certificate shall have attached to it a currently dated good standing certificate showing the Borrower to be a corporation in good standing in the State of New York, a franchise tax search showing that no taxes or reports are owed, a copy of the Borrower’s certificate of incorporation and by-laws and all amendments thereto. All documents and agreements required to be appended to the Borrower’s general certificate shall be in form and substance reasonably satisfactory to the Bank and the Bank may conclusively rely upon the afore noted certificate until it shall have received a further certificate of a Responsible Officer canceling or amending the prior certificate of the Borrower.

(e) Financial Statements.  The Bank shall have received (i)  audited  consolidated financial statements of each of DesCap and Borrower for the 2003 Fiscal Year and (ii) unaudited interim consolidated financial statements of each of DesCap and the Borrower for (a) each fiscal quarterly period ended after December 31, 2003 for the Borrower and after September 30, 2003 for DesCap and (b) each fiscal month subsequent to the date of the latest applicable fiscal quarterly financial statements delivered pursuant to clause (ii)(a) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Bank, reflect or evidence a Material Adverse Effect in the consolidated financial condition of DesCap or of the Borrower, as reflected in the financial statements or projections previously delivered by the Borrower to the Bank.

(f) Compliance Certificate.  The Bank shall have received, an initial compliance certificate on a pro forma basis as if the Acquisition had been consummated and the Term Loan had been made as of the most recent fiscal quarter end and as to such items therein, including, but not limited to, compliance with Financial Covenants as of such date and/or occurrence of an Event of Default as the Bank reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the Responsible Officer of the Borrower.

(g) Solvency, etc.  The Bank shall have received a certificate duly executed and delivered by the Responsible Officer of the Borrower, dated the Closing Date in such form and addressing such issues, including, but not limited to, a statement/certification that the Borrower is solvent and has not: (i) filed a petition seeking relief from any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its assets appointed by court order or otherwise; or (iv) failed to pay or admitted in writing its inability to pay debts generally as they become due, as the Bank shall reasonably request.

(h) Approvals.  All governmental and third party approvals necessary in connection with the Acquisition, the continuing operations of the Borrower and DesCap and the transactions contemplated by the Acquisition and hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.  Subject only to the delivery of the Acquisition Cash Payment, the Borrower shall have completed the purchase of all of the issued and outstanding shares of capital stock of DesCap in accordance with the terms of the Definitive Agreement.  The Borrower and DesCap shall have made all necessary filings, obtained all necessary consents, approvals and permits, provided all required notices and complied with all applicable laws, rules and regulations in connection with the Acquisition.

(i) INTENTIONALLY OMITTED.

(j) Effectiveness of Representations/Warranties, etc. Both before and after giving effect to the Term Loan and the Acquisition, the following statements shall be true and correct:

(i)

the representations and warranties set forth in each Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(ii)

no Default shall have then occurred and be continuing.

(k)   INTENTIONALLY OMITTED

(l)  Opinion of Counsel for Borrower.  The Bank shall have received for its own account the following executed legal opinions:

(i)

A favorable opinion by Milbank, Tweed, Hadley &McCloy LLP, legal counsel for the Borrower, in form and substance satisfactory to the Bank dated as of the Closing Date

(i)

each legal opinion delivered in connection with the Acquisition, including, but not limited to, any legal opinion delivered pursuant to the terms and/or a requirement of the Definitive Agreement, accompanied by a reliance letter in favor of the Bank.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement and the Acquisition, as the Bank may reasonably request.

(m)   Casualty and Risk Insurance.  Proof that the Borrower has in full force and effect such casualty and risk insurance as required herein and in the other Loan Documents,  with financially sound and reputable insurance companies or associations of the kinds usually carried by companies engaged in business similar to that of the Borrower, in an amount reasonably acceptable to the Bank on its present and future properties normally covered by insurance (less reasonable deductibles), against such casualties, risks and contingencies as are customarily insured.

(n)  Employment Contracts.  Copies of each of the Employment Contracts duly executed by the parties’ thereto.

(o)  Other Documentation/Satisfactory Legal Form.  The Bank and its counsel shall have received such other documents, instruments, agreements, approvals, consents, authorizations, certifications and financing statements, as the Bank, or its counsel, may reasonably request, including, but not limited to, documents, instruments, agreements, approvals, consents, authorizations, certifications and financing statements the Bank or its counsel shall request in order to verify and confirm that all of the representations and warranties made by the Borrower hereunder and under the other Loan Documents are true and correct and that the Borrower has complied with all conditions to be complied with by it in connection with the making of the Term Loan by the Bank to the Borrower.  All such documents , instruments, agreements, approvals, consents, authorizations and certifications executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(p) Fees, Expenses, etc.  The Bank shall have received all fees due and payable pursuant to Section 2.09 and all costs and expenses due and payable pursuant hereunder, including, without limitation, Section 7.04 (including the reasonable fees and expenses of legal counsel).

SECTION 3.02. Conditions Precedent to be satisfied upon execution of Loan Agreement. The obligation of the Bank to execute and deliver this Loan Agreement and the effectiveness thereof are subject to the fulfillment and satisfaction prior to or concurrently with the Bank’s execution hereof of each of the following conditions:

(a)

Loan Agreement.   The Bank shall have received this Agreement, executed and delivered by the Borrower.

(b)

General Certificate. The Bank shall have received a general certificate for the Borrower dated as of the Execution Date signed by a Responsible Officer of the Borrower in which the Responsible Officer and Borrower shall represent and warrant for the benefit of the Bank as of the date hereof, that or to, among other things (i) the names of all officers and directors of the Borrower and the officers of the Borrower which are duly authorized and empowered, on behalf of the Borrower, to execute and deliver this Loan Agreement and all other Loan Documents to be executed and delivered by the Borrower; (ii) the Borrower is duly incorporated, that all necessary corporate action to authorize the Borrower’s execution and delivery of this Loan Agreement and all other Loan Documents to which the Borrower is a party or by which it is bound has been taken and remains in full force and effect and  (iii) attaching thereto resolutions of the Borrower’s Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by the Borrower and the transactions contemplated hereby and thereby, all in such form as the Bank shall reasonably approve.

(c)

Fees, Expenses, etc.  The Bank shall have received all fees due and payable pursuant to Section 2.09 and all costs and expenses due and payable pursuant hereunder, including, without limitation, Section 7.04 (including the reasonable fees and expenses of legal counsel).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01

Representations and Warranties of the Borrower.  The Borrower, as a condition to the Bank making the Term Loan to the Borrower hereby, represents and warrants to the Bank that:

(a)  Corporate Existence.  The Borrower is a corporation duly authorized, validly existing and in good standing under the laws of the State of New York, has all requisite power and authority, corporate or otherwise, to own its assets and to transact business as presently conducted by it and to perform all of its obligations under this Loan Agreement and the other Loan Documents to which it is a party or by which it is bound and that the Borrower is qualified as a foreign corporation in good standing under the laws of each jurisdiction in which such qualification is required.

(b)  Due Execution.  The execution, delivery, and performance by the Borrower of this Loan Agreement and the execution, delivery and performance of all other Loan Documents to which the Borrower is a party or by which it is bound have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (iii) violate any provision of its certificate of incorporation or by-laws; (iv) result in a breach of or constitute a default under any document, instrument or agreement to which the Borrower is a party or by which it is or its properties may be bound or effected; or (v) result in, or require, the creation or imposition of any Lien (other than as provided herein) upon or with respect to any of the properties now owned or hereafter acquired of the Borrower;

(c)  Non-Breach. The Borrower is not in breach of any and is in compliance with all  law(s), rule(s), regulation(s), order(s), writ(s), judgment(s), injunction(s), decree(s), determination(s) and/or indenture(s), agreement(s), lease(s) or instrument(s) to which it is a party or by which it is bound other than any such breach or non-compliance that could not reasonably be expected to have a Material Adverse Effect .

(d)  Approval.  No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign (which has not been obtained) is necessary to the valid execution, delivery, or performance by the Borrower of this Loan Agreement or the other Loan Documents to which it is a party or by which it is bound.

(e)  Legal Enforceability.  This Loan Agreement, the Note and all other Loan Documents to which the Borrower is a party or by which it is or may be bound, constitute legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcing of creditors’ rights generally.

(f)  Subsidiaries.  Set forth in Exhibit "B" and made a part hereof is a complete and accurate list of all of the Subsidiaries of the Borrower, showing that as of the date hereof (as to each Subsidiary)  the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number of shares of each class of common stock outstanding on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights as of the date hereof.

(g)  Financial Statements.  The balance sheet of the Borrower dated as of September 30, 2003, and the related statement of income and retained earnings of the Borrower, presents fairly the consolidated financial condition of the Borrower at such date and the results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since September 30, 2003 there has been no material adverse change in such condition or operations.  Additionally (i) based on the due diligence done by the Borrower with respect to DesCap nothing has come to the attention of the Borrower that would lead the Borrower to believe that the financial statements of DesCap presented to the Borrower by DesCap and supplied by the Borrower to the Bank fail to represent fairly the condition of DesCap as of the date thereof and (ii) since that date there have, to the Borrower’s actual knowledge, been no material adverse change in such condition or operations of DesCap.

(h)  Litigation.  Other than those actions, suits or proceedings listed in Exhibit “C” annexed hereto and made a part hereof, there are no actions, suits, or proceedings seeking damages (including, compensatory, consequential, special and punitive) in excess of $5,000,000.00 for any given action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or the Subsidiary, would have a material adverse affect on the financial condition, properties or operations of the Borrower.

(i)  Federal Reserve Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, flood, storm, hail, earthquake, embargo, act of God or of public enemy or other casualty (whether or not covered by insurance), materially or adversely affecting such business or properties or the operations of the Borrower.

(k)  Ownership of Assets.  The properties and assets of the Borrower are not subject to any Lien other than Permitted Liens.

(l)  Taxes.   The Borrower has filed all Federal and state tax returns and, to the best of its knowledge, all local tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties,  or if such taxes are being contested in good faith by appropriate proceedings, the Borrower has set aside on its books adequate reserves with respect to such claims so contested.

(m)  Accuracy of Information. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Loan Agreement contained any material misstatement of fact or misstate a material fact or any fact necessary to make the statements contained therein not misleading.

(n)  ERISA.  The Borrower is in compliance in all material respects with all applicable provisions of ERISA; neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has PBGC instituted any such proceedings; the Borrower has not completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multi-Employer Plan; the Borrower has met its minimum funding requirements under ERISA with respect to all of its Plans and the present market value of all planned assets exceeds the present value of all vested benefits under each Plan as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower to PBGC or the Plan either until Title IV of ERISA; and the Borrower has not incurred any liability to PBGC under ERISA.

(o)   Consolidation.  The financial statements of DesCap shall be consolidated into the Borrower effective immediately following the Closing Date.

(p)  Licenses and Trademarks.  The Borrower possesses all licenses, franchises, affiliations, copyrights, trademarks, traderights, tradenames and patent and patent rights, which are required for the conduct of its business as presently conducted without conflict with the rights of others and within the states in which the Borrower is conducting business, except to the extent that failure to possess the same could not reasonably be expected to have a Material Adverse Effect.

(q)  Solvency.  The Borrower is solvent and has not: (i) filed a petition seeking relief from any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its assets appointed by court order or otherwise; or (iv) failed to pay or admitted in writing its inability to pay debts generally as they become due.

(r)  Indebtedness.  Exhibit "D" is a complete and correct list of all credit agreements, indentures, purchase agreements, guarantees, Capital Leases, and other agreements and arrangements presently in effect providing for or relating to extensions of credit in excess of $1,000,000.00 (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding are correctly stated, and all Liens of any nature given or agreed to be given as security therefore is correctly described or indicated in such Exhibit.

(s)  Fiscal Year.  The Borrower’s Fiscal Year end as of the date of this Loan Agreement is December 31.

(t)  Foreign Person.  The Borrower is not a foreign person under and as defined in Section 1455(f)(3) of the Internal Revenue Code, or any successor provision.

(u)  Regulatory Restriction.  The Borrower is not regulated by or otherwise subject to any applicable law, rule or regulation that directly, or indirectly, limits or otherwise restricts its ability to incur, continue or repay indebtedness.

(v)   Investment Company.  The Borrower is not an investment company as defined in the Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS

5.01  Affirmative Covenants of the Borrower Other Than Reporting Requirements.  Until the Term Loan is paid in full and the Borrower has fulfilled all of its obligations hereunder and under the other Loan Documents, the Borrower will, unless the Bank shall otherwise consent in writing:

(a)  Payment of Taxes, etc.  Pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Borrower or its income or profits, upon any properties belonging to the Borrower, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge against any of the Borrower’s properties, provided that the Borrower shall be required to pay any such tax, assessment, charge, levy, or claim, which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established.

(b)   Maintenance of Insurance.  Maintain insurance in form, substance and amounts (including deductibles) (i) adequate to insure all assets and properties of the Borrower, which assets and properties are of a character usually insured by Persons engaged in the same or similar business as Borrower, against loss or damage resulting from fire, flood, hurricane, and other risks included in an extended coverage policy and (ii) against public liability and other tort claims that may be incurred or asserted against the Borrower; all with financially sound and reputable insurance companies or associations providing coverage (A) of the types usually obtained  by companies engaged in business similar to that of the Borrower, (B) in an amount reasonably acceptable to the Bank on the Borrower’s present and future properties normally covered by insurance (less reasonable deductibles) and (C) against such casualties, risks and contingencies as are customarily insured.

(c)  Preservation of Corporate Existence, etc.  Preserve and maintain (i) its corporate existence, and (ii) its rights, franchises and privileges in the jurisdiction of its incorporation, and qualify, and remain qualified, as a foreign corporation in each jurisdiction where such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except in the case of clause (ii), to the extent that failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(d)  Preservation of Corporate Assets.   Maintain all of its assets and properties in good working order and condition (ordinary wear and tear excepted), making all necessary repairs thereto and renewals and replacements thereof, except to the extent that failure to maintain the same as aforesaid could not reasonably be expected to have a Material Adverse Effect.

(e)  Inspection of Records.  At any reasonable time and from time  to time, permit the Bank or any agents or representatives thereof, upon reasonable notice, subject to appropriate limitations to protect confidentiality, to examine and make copies of and abstracts from the records and books of account and visit the properties of the Borrower and to discuss the affairs, finances, and accounts of the Borrower with any of its officers or directors or with the Borrower’s accountant and/or financial advisor(s).

(f)  Keeping of Records and Books of Account.  Keep  accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied reflecting all financial transactions of the Borrower.

(g)  Payment.  Make full and timely payment of the principal, interest and premium, if any, on the Note and all other Obligations of the Borrower to the Bank whether now existing or hereafter arising.

(h)  Compliance with Laws.  Comply in all material respects with all applicable laws, regulations, ordinances, rules, and orders, including Regulations U, T and X of the Board.

(i)  Compliance with ERISA.  Maintain compliance in all material respects with all applicable provisions of ERISA and the published interpretations thereunder.

(j)  Fiscal Year.  Not change its Fiscal Year end which is currently December 31, except upon a prior written notice to the Bank.

(k) Accuracy of Information. No information, exhibit, or report to be furnished by the Borrower to the Bank in writing in accordance with the terms hereof shall contain any material misstatement of fact or misstate a material fact or any fact necessary to make the statements contained therein not misleading.

5.02

Negative Covenants of the Borrower.  Until the Term Loan is paid in full and the Borrower has fulfilled all of its obligations hereunder and under the other Loan Documents, the Borrower will not, directly or indirectly, without the prior written consent of the Bank:

(a)  Liens, etc.  Create, incur, assume, or suffer to exist any Lien on the shares of stock of any Material Subsidiary now or hereafter owned by the Borrower.

(b)  Mergers, etc.  Merge into, consolidate with, or sell, assign, or lease or otherwise dispose of (whether in one transaction or in a series of transactions) (1) all or substantially all of its properties or assets, including its account receivables (whether now owned or hereafter acquired) or (2) any portion of its properties or assets, including its account receivables (whether now owned or hereafter acquired) if the sale, assignment, lease or other disposition of any portion of such properties or assets would have a Material Adverse Effect , to any Person or dissolve, except that the Borrower may (i) merge with or consolidate with any Person so long as the Borrower is the surviving entity and that immediately thereafter and giving effect thereto, no event shall occur and be continuing which constitutes a Default or an Event of Default, (ii) sell, transfer, assign, lease or otherwise dispose of its properties in the ordinary course of business for full and adequate consideration and  (iii) sell, transfer, discount, or otherwise dispose of notes, account receivables, or other rights to receive payment with or without recourse for collection in the ordinary course of its business.

(c)  Alteration of Business.  Materially alter the nature of the business of the Borrower;

(d)  Capital Structure.  Alter its capital structure except to: (i) acquire and hold treasury stocks; (ii) decrease its capital stock authorized as long as such decrease does not result in the reduction of its capital stock issued; (iii) at any time, increase but not decrease its capital stock issued; and (iv) issue preferred stock; provided that after taking any of the actions described in clauses (i) through (iv) above, the Borrower remains in compliance with the Financial Covenants.

(e)  Transactions With Affiliates and Material Subsidiaries.  Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service with any Affiliate, or permit any Subsidiary to enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of the Borrower's or such Subsidiary’s business and upon fair and reasonable terms, no less favorable to the Borrower, or such Subsidiary, as then would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

(f)  Employment Contracts.   Amend, change or terminate any of the Employment Contracts (i) effective prior to 2004 Fiscal Year end, (ii) except in accordance with their terms and provisions or (iii) if such amendment, change or termination would have a Material Adverse Effect.

5.03  Reporting Requirements.  Until the Term Loan is paid in full and the Borrower has fulfilled all of its obligations hereunder and under the other Loan Documents, the Borrower will, unless the Bank shall otherwise consent in writing, furnish to the Bank:

(a)  Occurrence of Event of Default.  As soon as possible, but in any event within five (5) days after (i) the occurrence of any Event of Default and/or (ii) the earlier of (a) the Borrower’s knowledge of any event resulting in or (b) the delivery or required delivery date, if earlier, of any statement pursuant to subsections 5.03 (b) and 5.03(c) evidencing, the failure of the Borrower to meet any of the Financial Covenants, a statement of the Chief Financial Officer of the Borrower, setting forth the details of such Event of Default and/or failure and the action which the Borrower proposes to take with respect thereto.

(b)  Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a copy of the Borrower’s 10-Q report filed with the Securities and Exchange Commission and a certificate of the Chief Financial Officer of the Borrower showing the calculation of each Financial Covenant.

(c)  Annual Financial Statements.  As soon as available, and in any event within one hundred eighty (180) days after the end of each Fiscal Year of the Borrower (i) a copy of the annual audit report for such year of the Borrower, including therein Consolidated balance sheets of the Borrower as at the end of such Fiscal Year and Consolidated statements of income and retained earnings and of Consolidated cash flows of the Borrower for such Fiscal Year and the report of the Accountant, as hereinafter defined, on such financial statements/annual audit report certified by Pricewaterhouse Coopers or other independent certified public accountants of recognized standing reasonably acceptable to the Bank (the “Accountant”) together with (ii) a certificate of the Chief Financial Officer of the Borrower, on such form as the Bank shall reasonably request, setting forth (a) the calculation of each Financial Covenant as of the end of the applicable period and (b) a statement that such officer has no knowledge and has not obtained any knowledge that a Default or an Event of Default has occurred and is continuing, or if, a Default or an Event of Default  has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto.

(d)  Management Letter.  A copy of any management letter received by the  Borrower from its accountants;

(e)  Litigation.  Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, against the Borrower of the type described in Section 4.01(h);

(f)  ERISA Default.  As soon as possible, and in any event within ten (10) days after any officer of the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower, setting forth details as to such Reportable Event and the action with is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC and, promptly after receipt thereof, a copy of any notice the Borrower may have received from the PBGC relating to the intention of the PBGC to terminate any Plan or appoint a Trustee to administer any Plan;

(g)  Governmental Reports.  Within ten (10) days after a request therefor by the Bank, copies of any reports and forms filed with respect to all Plans under ERISA;

(h)  Other Information.  Within fifteen (15) Business Days following a request by the Bank, such other information respecting the business, properties, or the condition, financial or otherwise, of the Borrower, as the Bank from time to time may reasonably request.

SECTION 5.04.  Financial Covenants.  Until the Term Loan is paid in full and the Borrower has fulfilled all of its obligations hereunder and under the other Loan Documents, the Borrower will, unless the Bank shall otherwise consent in advance in writing, do the following:

(a)  Minimum EBITDAR.  Maintain a trailing twelve (12) month EBITDAR of not less than $22,500,000.00 as at the end of each fiscal quarter based on the preceding trailing twelve month period.  EBITDAR is defined as earnings before interest, taxes, Lease Expense, depreciation and amortization.

(b)  Operating Cash-Flow to Total Fixed Charge Ratio.  Maintain a ratio of operating cash flow to total fixed charges of not less than 1.15 to 1.00 as at the end of each fiscal quarter based on the preceding trailing twelve month period.  Operating cash flow is defined as net income less any other non-recurring income plus depreciation/amortization, plus Lease Expense, less Cash Dividends.  DesCap’s officer’s compensation in excess of contractual compensation  for the periods ending March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004  will be added to operating cash flow.  Total fixed charges are defined as Interest Expense, plus Lease Expense plus current maturities on Long Term Debt/current maturities on long term Capital Leases plus maintenance CAPEX.  Maintenance CAPEX is defined as CAPEX without a corresponding debt or lease financing for the twelve month period under consideration.

(c)  Modified Total Funded Debt to EBITDAR Ratio.  Maintain a modified total Funded Indebtedness to EBITDAR ratio of less than 1.75 to 1.00 as at the end of each fiscal quarter based on preceding trailing twelve (12) month period.  Modified total Funded Indebtedness is defined as Funded Indebtedness less Short Term Line Financing secured by marketable securities.

Notwithstanding anything to the contrary contained herein, the Borrower’s failure to meet any of the above Financial Covenants shall constitute an Event of Default only if the Borrower fails to cause the covenant violated to be brought into compliance within forty-five (45) days of the date written notice of the Borrower’s failure to meet a Financial Covenant is given to the Borrower by the Bank.

The Borrower’s compliance with the Financial Covenants over a trailing twelve month period that includes any reporting period ending before or including the Closing Date (each a “PreClosing Date Reporting Period”), shall be computed utilizing (i) the results of DesCap’s operations for each PreClosing Date Reporting Period as reflected in the financial information covering such period prepared for, by or on behalf of DesCap that most closely approximates the financial information referenced in subsections 5.03(b) and 5.03(c), as applicable as adjusted to add back the actual compensation expenses paid to the individuals set forth in the definition of “Employment Contracts” for the period in question less the amount required to be paid to these individuals under the terms of the Employment Contracts for a period of equal length, and (ii) the results of Borrower’s operations for each PreClosing Date Reporting Period as reflect in the financial information referenced in subsections 5.03(b) and 5.03(c), as applicable.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder and under the Note and all other Loan Documents:

(a)  Non-Payment.  The failure of the Borrower to make within ten (10) days of when due, whether by acceleration, demand or otherwise, any payment of interest, principal or any other sums payable hereunder, under the Note or under any other Loan Document;

(b)  Non-Performance.  The failure of the Borrower beyond any applicable cure period to otherwise fully, timely and substantially comply with the terms, covenants, conditions and provisions to be complied with by the Borrower hereunder, under the Note or under any other Loan Document (subject always with respect to Financial Covenants to the last sentence of Section 5.04);

(c)  Failure of Representation and Warranties.  Any representation or warranty made herein or in any other Loan Document or financial statement submitted to the Bank by the Borrower shall be determined to have been incorrect, false and/or misleading in any material respect when made or given;

(d)  Dissolution.  The dissolution or termination of the existence, for any reason, of the Borrower;

(e)   Default under the Loan Documents.  The occurrence of any Event of Default under the Note, the Loan Agreement or any other Loan Document;

(f)  Bankruptcy, Insolvency, Etc.  If the Borrower or any of the Material Subsidiaries should discontinue business, or if the Borrower or any of the Material Subsidiaries should (A)(i) make a general assignment for the benefit of creditors, or (ii) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, or (iii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or any part of its assets, or (iv) be adjudicated bankrupt or insolvent, or (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt dissolution or liquidation law or statute of any jurisdiction, whether or not now in effect, or (vi) have any such petition or application filed or any such proceeding commenced against it, or (vii) by act or omission indicate its consent to, approval of, or acquiescence in any such petition, application or proceeding, or order for relief, or the appointment of a custodian, receiver or trustee of all or substantially all of their properties, or (B) suffer or permit to continue unstayed and in effect for a period of  sixty (60) days (i) any judgment entered by any court or governmental agency against the Borrower or any one or more of the Material Subsidiaries for damages in the amount in excess of $5,000,000.00, in each instance, and/or (ii) all judgments entered by any court or governmental agency against the Borrower and/or any one or more of the Material Subsidiaries for damages in the combined amount for all such judgments in excess of $10,000,000.00;

(g)  Default with Respect to Other Indebtedness Due Bank.  The occurrence of an Event of Default under any other present or future Obligations due the Bank by the Borrower and/or any Subsidiary;

(h)  Invalidity of This Loan Agreement, Etc.  This Loan Agreement, the Note and/or any other Loan Document should at any time, after their respective execution and delivery, for any reason cease to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any further liability or obligation under this Loan Agreement, the Note or the other Loan Documents;

(i)  Default With Respect to Other Indebtedness/Material Indebtedness.  The Borrower shall fail to pay any Material Indebtedness when due and/or the Borrower shall fail to pay Indebtedness owing by the Borrower or any Subsidiary of the Borrower (without duplication) to Persons other than the Bank if the outstanding amount of such Indebtedness, including currently due and payable interest, premiums and other charges when due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise if the aggregate outstanding amount of all such Indebtedness is at least $1,000,000.00; or the Borrower shall fail to perform any term, covenant and agreement on its part to be performed under any agreement or instrument evidencing, securing or relating to any Material Indebtedness owed by the Borrower  to Persons other than the Bank when required to be performed, if the effect of such failure is to accelerate or permit the holder or holders of such Material Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Material Indebtedness (after giving affect to all applicable cure periods), unless such failure to perform shall be waived in writing by the holder or holders of such indebtedness, or such trustee or trustees and the Bank shall have received a copy of such waiver;

(j)   Default With Respect to ERISA.  A Reportable Event shall have occurred with respect to any Plan of the Borrower and (i) the Bank is notified by the Borrower, in writing, that the Borrower has determined that such Reportable Event constitutes a reasonable ground for termination of such Plan by the PBGC or the appointment of a receiver to administer the Plan by an appropriate U.S. District Court, or (ii) such proceedings are commenced or such appointment occurs.

SECTION 6.02.  Remedies Upon Default. Upon the occurrence of any Event of Default as aforesaid and the expiration of any applicable grace periods, then at any time thereafter the Bank, in its discretion, may take one or more of the following actions at the same or different times:

(a)  Declare the Note and all other Obligations hereunder due the Bank by the Borrower to be forthwith due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(b)  Exercise all rights and remedies available to the Bank hereunder or any other Loan Document; and/or

(c)  Exercise any and all other rights and remedies available to the Bank, at law or in equity.

It is agreed that upon the occurrence of an Event of Default specified in Section 6.01(f)(A) hereof the Note and all other Obligations hereunder of the Borrower to the Bank shall forthwith become due and payable automatically, all without notice, demand or protest, all of which are hereby waived.

ARTICLE VII

MISCELLANEOUS

SECTION  7.01.  No Waiver: Cumulative Remedies.  No failure or delay on the part of the Bank, or any other holder of the Note, in exercising any right, power, or remedy hereunder, under the Note or under any other Loan Document shall operate as a waiver thereof  nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder under the Note or under any other Loan Document.  The remedies herein provided are cumulative and not exclusive of any other remedies provided by law or available in equity.

SECTION 7.02. Amendments.  No amendment, modification, termination, or waiver of any provision of this Loan Agreement, the Note, or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and (except in case of a waiver) the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION 7.03. Notices, Etc.  All notices, requests, demands, and other communications provided for hereunder shall be in writing (including email, telegraphic and telefaxed communications) and shall be sufficiently given when received or three (3) days after mailing (whichever first occurs) and, if delivered by mail, shall be sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Borrower or the Bank, as the case may be, at the addresses listed below or such other address as a party may notify the other parties of in the manner as herein required, from time to time:

To the Borrower:

FIRST ALBANY COMPANIES INC.

30 South Pearl Street

Albany, New York 12207

Attn:  Chief Financial Officer

With a Copy to:

To the Bank:

KEYBANK NATIONAL ASSOCIATION

66 South Pearl Street

Albany, New York  12207

Attention: First Albany Companies

     Richard C. VanAuken, Senior V.P.

With a copy to:

Lemery Greisler, LLC

50 Beaver Street

Albany, New York 12207

Attention: Nicholas J. Greisler, Esq.

SECTION 7.04. Costs, Expenses, and Taxes.  The Borrower agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, and administration of this Loan Agreement, the Note, and the other Loan Documents, including the reasonable and out-of-pocket expenses of Lemery Greisler LLC, counsel for the Bank with respect thereto, and all costs and expenses, if any, in connection with the enforcement of this Loan Agreement, the Note, and the other Loan Documents whether or not a suit or proceeding should be initiated, including those incurred in any bankruptcy or insolvency proceeding.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Loan Agreement, the Note, and the other Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

SECTION 7.05. Execution in Counterparts.  This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7.06. Binding Effect; Assignment.   This Loan Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights and obligations hereunder, or under the Loan Documents, without the prior written consent of the Bank.

SECTION 7.07  Governing Law.  This Loan Agreement and the other Loan Documents shall, except as otherwise specifically provided, be governed by, construed and enforced in accordance with the law of the State of New York.

SECTION 7.08.  Severability of Provisions.   Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting  the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.09. Participation.  The Bank reserves the right to assign or obtain participants in the Term Loan without restrictions; provided, that any such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld), and that in the case of any such participation the Bank shall retain the right to take the actions referred to in Section 7.02.  The Bank may furnish to participants and assignees (including prospective participants and assignees) any information concerning the Borrower received by the Bank from time to time pursuant to this Loan Agreement; provided that, each participant and assignee and each prospective participant and assignee shall evidence its agreement to preserve the confidentiality of Confidential Information as contemplated by Section 7.13, hereof, by executing and delivering an agreement to the retain the confidentiality of such information in the form as then used by the Bank for the acknowledgement of the confidentiality of information by participant(s), assignee(s) or prospective participant(s) or assignee(s) in connection with a participation, assignment or prospective participation or assignment by the Bank of its credit extensions.

SECTION 7.10.  Survival of Loan Agreement, Etc. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Term Loan and the execution and delivery to the Bank of the Note and the other Loan Documents and shall continue in full force and effect so long as the Term Loan is outstanding and unpaid.

SECTION 7.11.  Waiver of Trial by Jury, Etc. THE BANK AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS LOAN AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT.  FURTHER, THE BORROWER HEREBY IRREVOCABLY SUBMITS IN ANY LEGAL PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENTS TO THE NON-EXCLUSIVE, IN PERSONAM JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF NEW YORK, COUNTY OF ALBANY AND AGREES TO SUIT BEING BROUGHT IN ANY SUCH COURT.

SECTION 7.12  Right of Setoff.  Upon the occurrence or during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived hereby by them) to set off and apply any and all deposits (time or demand, provisional or final, but excluding Special Deposits) at any time held by the Bank and other Indebtedness at any time owing by the Bank to or for the credit or account to the Borrower against any and all of the Obligations of the Borrower now or hereinafter existing under this Loan Agreement, the Note and all other Loan Documents, or otherwise, irrespective of whether or not the Bank shall have made any demand under this Loan Agreement, the Note or any other Loan Document and although such obligation may be unmatured.  The Bank agrees to notify the Borrower after any such setoff and application provided that the failure to give such notice shall not effect the validity of such setoff and the application thereof.  The rights of the Bank under this Section are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which the Bank may otherwise have.

SECTION 7.13.  Confidentiality.  The Bank will not disclose any Confidential Information to any person other than (a) its officers, directors, employees, agents, counsel, auditors and other professional advisors, (b) a proposed assigned, a proposed participant or a proposed counter party and their officers, directors, employees, agents, counsel, auditors and professional advisors, (c) the parties to any swap, securitization or derivative transaction referencing or involving rights or obligations under this Agreement or any other Loan Documents, (d) as required by any law, rule, regulation or judicial process, (e) in connection with any litigation to which the Bank is a party, (f) in connection with the exercise of any right or remedy and under this Agreement or the other Loan Documents, (g) as required by any state, Federal, foreign authority or examiner regulating banks or banking or any aspect of the Bank’s activities, provided that in each case except subparagraphs (c) and (e) the Bank uses reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to Confidential Information disclosed.  As used herein, “Confidential Information” means information that the Borrower furnishes to the Bank on a confidential basis by informing the Bank that such information is confidential and marking such information as such, but does not include any such information that (i) is not disclosed as aforesaid, (ii) is or becomes generally available to the public, or (iii) is or becomes available to such Person or Persons from a source other than the Borrower.

SECTION 7.14  Headings.  Article, Section and Paragraph headings contained in this Loan Agreement are included herein for the convenience of reference only and shall not constitute a part of this Loan Agreement for any other purpose and shall not be deemed to control or affect the meaning or interpretation of any part of this Loan Agreement.

SECTION 7.15  Additional Credit Extensions.  Nothing contained in this Agreement is intended to be an offer or commitment by the Bank to provide any credit extensions and/or loans to the Borrower in addition to the Term Loan.  The Borrower and the Bank do hereby acknowledge that the extension of the Term Loan is at all times subject to satisfaction of the terms and provisions set forth in this Agreement or referenced herein.  It is understood and acknowledged by the Borrower that any such offer or commitment to provide funds in addition to the Term Loan would be subject to, among other things, receipt by the Bank of internal credit approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective officers as of the date first above written.

BANK:

KEYBANK NATIONAL ASSOCIATION

By:/S/RICHARD C. VAN AUKEN

   Richard C. VanAuken, Senior Vice President

BORROWER:

FIRST ALBANY COMPANIES INC.

By:/S/ STEVEN R. JENKINS__________________

 Vice President

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STATE OF NEW YORK

)

COUNTY OF ALBANY

)

ss.:

On this 18th day of February, 2004, before me personally appeared Richard C. VanAuken personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/______________________________

Notary Public, State of New York

STATE OF NEW YORK

)

COUNTY OF ALBANY

)

ss.:

On this 18th day of February, 2004, before me personally appeared Steven R. Jenkins personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/S/______________________________

Notary Public, State of New York

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